Exhibit T3A-26

The Commonwealth of Massachuseus William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Room 1717, Boston, Massachusetts 02108-1512 ARTICLES OF ORGANIZATION (General Laws, Chapter 180) ARTICLE I The exact name of the corporation is: Columbia Care Adopt-A-Family Corp. ARTICLE II The purpose of the corporation is to engage in the following activities: The Corporation is organized and shall be operated exclusively for charitable, scientific and educational purposes, including, without limitation, providing access to medical marijuana to patients in financial need; and further to solicit, receive and administer funds exclusively for educational, charitable and benevolent purposes, and to that end to take and hold by bequest, devise, gift, grant, purchase, lease or otherwise any property real, personal, tangible or intangible, or any undivided interest therein without limitation as to amount or value; The corporation is organized and shall be operated exclusively for charitable and educational purposes in conformity with M.G.L. c. 180, §4, and Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and comparable provisions of subsequent laws; and it is authorized to accept, hold, administer, invest and distribute for charitable and educational purposes such funds as may from time to time be given to it by any person, persons or corporations as well as the earnings thereon and the proceeds thereof; to receive gifts and make financial and other types of contributions and assistance to charitable and educational organizations and individuals, and in general to do all things that may appear necessary and useful in accomplishing the purposes herein set out. All of the assets and earnings shall be used exclusively for the purposes set out herein, including the payment of expenses incidental thereto; and no part of the net earnings shall inure to the benefit of any private individual or entity and no substantial part of its activities shall be for the carrying on of propaganda or otherwise attempting to influence legislation, nor will the corporation participate in or intervene in any political campaign on behalf of (or in opposition to) any candidate for political office. Note: the space provided under any article or item on this form is insuufficient, additions shall be set fortb on one side only of separate 81/2 x 11 sheets of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

Form: Joanne Wolforth	Fax: (617) 206-3880	To:	Fax: (617) 624-3891	Page 4 of 9 08/01/2018 3:17 PM

ARTICLE III

A corporation may have one or more classes of members. If it does, the designation of such classes, the manner of election or appointments, the duration of membership and the qualification and rights, including voting rights, of the members of each class, may be set forth in the by-laws of the corporation or may be set forth below:

N/A

ARTICLE IV

**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or members, or of any class of members, are as follows:

See pages 4A - 4C attached hereto and made a part hereof.

ARTICLE V

The by-laws of the corporation have been duly adopted and the initial directors, president, treasurer and clerk or other presiding, financial or recording officers, whose names are set out on the following page, have been duly elected.

**	If there are no provisions, state “None.”

Note: The preceding four (4) articles are considered to be permanent and may only be changed by filing appropriate Articles of Amendment.

Form: Joanne Wolforth	Fax: (617) 206-3880	To:	Fax: (617) 624-3891	Page 5 of 9 08/01/2018 3:17 PM

4. Other Lawful Provisions for Conduct and Regulation of the Business and Affairs of the Corporation, for its Voluntary Dissolution, and for Limiting, Defining and Regulating the Powers of the Corporation and of its directors and Members (if any) or any class of Members.

4.1. The corporation shall have in furtherance of its corporate purposes all of the powers specified in Section 6 of Chapter 180 and in Sections 9 and 9A of Chapter 156B of the Massachusetts General Laws (except those provided in paragraph (m) of said Section 9) as now in force or as hereafter amended, and may carry on any operation or activity referred to in Article 2 to the same extent as might an individual, either alone or in a joint venture or other arrangement with others, or through a wholly or partly owned or controlled corporation; provided, however, that no such power shall be exercised in a manner inconsistent with said Chapter 180 or any other chapter of the Massachusetts General Laws or inconsistent with the exemption from federal income tax to which the corporation shall be entitled under Section 501(c)(3) of the Internal Revenue Code.

4.2. Meetings of the members may be held anywhere in the United States.

4.3. No director or officer of the corporation shall be personally liable to the corporation or its members for monetary damages for breach of fiduciary duty as such director or officer notwithstanding any provision of law imposing such liability, except to the extent that such exemption from liability is not permitted under Chapter 180 of the Massachusetts General Laws.

4.4.(a) The corporation shall, to the extent legally permissible, indemnify each person who serves as one of its director or officers (each such person being called in this Section 4. 5 a “Person”) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such Person may be involved or with which such Person may be threatened, while in office or thereafter, by reason of being or having been such a Person, except with respect to any matter as to which such Person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation or, to the extent that such matter relates to service at the request of the corporation for another organization or an employee benefit plan, in the best interests of such organization or of the participants or beneficiaries of such employee benefit plan. Such best interests shall be deemed to be the best interests of the corporation for the purposes of this Section 4.4.

(b) Notwithstanding the foregoing, as to any matter disposed of by a compromise payment by any Person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation; or (c) by a majority of the disinterested members entitled to vote, voting as a single class.

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Form: Joanne Wolforth	Fax: (617) 206-3880	To:	Fax: (617) 624-3891	Page 6 of 9 08/01/2018 3:17 PM

(c) Expenses, including counsel fees, reasonably incurred by any Person in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the corporation in advance of the final disposition thereof upon receipt of an undertaking by such Person to repay the amounts so paid if such Person ultimately shall be adjudicated to be not entitled to indemnification under this Section 4.4. Such an undertaking may be accepted without reference to the financial ability of such Person to make repayment.

(d) The right of indemnification hereby provided shall not be exclusive. Nothing contained in this Section shall affect any other rights to indemnification to which any Person or other corporate personnel may be entitled by contract or otherwise under law.

(e) As used in this Section 4.4, the term “Person” includes such Person’s respective heirs, executors and administrators, and a “disinterested” director or officer is one against whom in such capacity the proceeding in question, or another proceeding on the same or similar grounds, is not then pending.

4.5.(a) No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud, any director, officer or member of this corporation, or any concern in which any such director, officer or member has any interest, may be a party to, or may be pecuniarily or otherwise interested in, any contract, act or other transaction (collectively called a “transaction”) of this corporation, and

(1) such transaction shall not be in any way invalidated or otherwise affected by that fact; and

(2) no such director, officer, member or concern shall be liable to account to this corporation for any profit or benefit realized through any such transaction;

provided, however, that such transaction either was fair at the time it was entered into or is authorized or ratified either (i) by a majority of the directors who are not so interested and to whom the nature of such interest has been disclosed, or (ii) by vote of a majority of each class of members of the corporation entitled to vote for directors, at any meeting of members the notice of which, or an accompanying statement, summarizes the nature of such transaction and such interest. No interested director or member of this corporation may vote or may be counted in determining the existence of a quorum at any meeting at which such transaction shall be authorized, but may participate in discussion thereof.

(b) For purposes of this Section 4.5, the term “interest” shall include personal interest and also interest as a trustee, officer, stockholder, shareholder, trustee, member or beneficiary of any concern; and the term “concern” shall mean any corporation, association, trust, partnership, firm, person or other entity other than this corporation.

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Form: Joanne Wolforth	Fax: (617) 206-3880	To:	Fax: (617) 624-3891	Page 7 of 9 08/01/2018 3:17 PM

(c) No transaction shall be voided by reason of any provisions of this paragraph 4.6 which would be valid but for such provisions.

4.6. No part of the assets or net earnings of the corporation shall inure to the benefit of any member, officer or trustee of the corporation or any individual; no substantial part of the activities of the corporation shall be the carrying on of propaganda, or otherwise attempting, to influence legislation except to the extent permitted by Section 501(h) of the Internal Revenue Code; and the corporation shall not participate in, or intervene in (including the publishing or distributing of statements), any political campaign on behalf of (or in opposition to) any candidate for public office. It is intended that the corporation shall be entitled to exemption from federal income tax under Section 501(c)(3) of the Internal Revenue Code and shall not be a private foundation under Section 509(a) of the Internal Revenue Code.

4.7. If and so long as the corporation is a private foundation (as that term is defined in Section 509 of the Internal Revenue Code), then notwithstanding any other provisions of the articles of organization or the by-laws of the corporation, the following provisions shall apply:

A)

the income of the corporation for each taxable year shall be distributed at such time and in such manner as not to subject the corporation to the tax on undistributed income imposed by Section 4942 of the Internal Revenue Code, and

B)

the corporation shall not engage in any act of self dealing (as defined in Section 4941(d) of the Internal Revenue Code), nor retain any excess business holdings (as defined in Section 4943( c) of the Internal Revenue Code), nor make any investments in such manner as to subject the corporation to tax under Section 4944 of the Internal Revenue Code, nor make any taxable expenditures (as defined in Section 4945(d) of the Internal Revenue Code).

4.8. Upon the liquidation or dissolution of the corporation, after payment of all of the liabilities of the corporation or due provision therefor, all of the assets of the corporation shall be disposed of to a non-profit fund, foundation or corporation, so long as it is then exempt from Federal Income Tax under Section 501(c)(3) of the Internal Revenue Code.

4.9. The corporation shall not discriminate in administering its policies and programs or in the employment of its personnel on the basis of race, color, religion, national or ethnic origin, sex, handicap or otherwise.

4.10. All references herein: (i) to the Internal Revenue Code shall be deemed to refer to the Internal Revenue Code of 1986, as now in force or hereafter amended; (ii) to the General Laws of The Commonwealth of Massachusetts, or any chapter thereof, shall be deemed to refer to said General Laws or chapter as now in force or hereafter amended; and (iii) to particular sections of the Internal Revenue Code or said General Laws shall be deemed to refer to similar or successor provisions hereafter adopted.

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Form: Joanne Wolforth	Fax: (617) 206-3880	To:	Fax: (617) 624-3891	Page 8 of 9 08/01/2018 3:17 PM

ARTICLE VI

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a Liter effective date is desired, specify such, dare which shall not be more than thirty days after the date of filing.

ARTICLE VII

The information contained in Article VII is not a permanent part of the Articles of Organization.

a. The street address (post office boxes are nor acceptable) of the principal office of the corporation in Massachusetts is:

70 Industrial Avenue East - Suite B, Lowell, MA 01852

b. The name, residential address and post office address of each director and officer of the corporation is as follows:

	NAME	RESIDENTIAL ADDRESS	POST OFFICE ADDRESS

President:	Nicholas Vita	9 Woodbury Ln, Nantucket, MA 02554	70 Industrial Ave E, Ste B, Lowell, MA 01852

Treasurer:	Jill Enders	66 Woobly Rd, Bolton , MA 01740	70 Industrial Ave E, Ste B, Lowell MA 01952

Clerk:	Mrtary-Alice Miller	16 Ship Avenue #4, Medtord, MA 02155	70 Industrial Ave E, Ste B, Lowell, MA 01852

Directors: (or officers having the powers of directors)	Nicholas Vita	9 Woodbury Ln, Nantucket, MA 02554	70 Industrial Ave E, Ste B, Lowell. MA
	Michael Abbott	17 East 80th St, #11. New York, NY 10075	70 Industrial Ave E, Ste B, Lowell, MA 01852
	David Hart	330 White Oak Shade Road, New Canaan, CT 06840	70 Industrial Ave E, Ste B, Lowell, MA 01852

c. The Fiscal year of the corporation shall end on the last day of the month of: December

d. The name and business address of the resident agent, if any, of the corporation is:

Corporation Service Company, 80 State Street, Boston, MA 02110

I/We, the below signed incorporator(s), do hereby certify under the pains and penalties of perjury that I/we have not been convicted of any crimes relating to alcohol or gaming within the past ten years. I/We do hereby further certify that to the best of my/our knowledge the above-named officers have not been similarly convicted. If so convicted, explain.

IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY, I/we, whose signature(s) appear below as incorporator(s) and whose name(s) and business or residential address(es) are dearly typed or printed beneath each, signature, do hereby associate with the intention of forming this corporation under the provisions of General Laws, Chapter 180 and do hereby sign these Articles of Organisation as incorporator(s) this 31 day of July, 2018,

/s/ Nicholas Vita
Nicholas Vita
70 Industrial Avenue East - Suite B
Lowell, MA 01852

Note; If an existing corporation is acting m incorporator, type in the exact name of the corporation, the state or otherJurisdiction where it was incorporated, the name of the person signing on behalf of and corporation and the title he/she holds or other autftority by which inch action is taken.

MA SOC Filing Number: 201824869880  Date: 8/1/2018 3:25:00 PM

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

August 01, 2018 03:25 PM

/s/ WILLIAM FRANCIS GALVIN

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth